Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces First Quarter 2017 Results

Irvine, CA, May 9, 2017 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) announces the financial results for the quarter ended March 31, 2017.

For the first quarter of 2017, the Company reported GAAP net earnings of $4.6 million, or $0.29 per diluted common share, and Adjusted Operating Income (as defined below) of $2.2 million, or $0.12 per diluted common share, as compared to GAAP net earnings of $981 thousand, or $0.08 per diluted common share, and Adjusted Operating Income of $7.0 million, or $0.60 per diluted common share for the first quarter of 2016.

Operating income, excluding the changes in contingent consideration (“Adjusted Operating Income”), is considered a non-GAAP financial measurement; see the discussion and reconciliation on non-GAAP financial measures below.

Results of Operations	For the Three Months Ended
(in thousands, except share data)	March 31,	December 31,	March 31,
(unaudited)	2017	2016	2016

Revenues:
Gain on sale of loans, net	$37,319	$65,168	$53,869
Real estate services fees, net	1,633	1,622	2,100
Servicing income, net	7,320	5,054	2,088
(Loss) gain on mortgage servicing rights, net	(977)	4,808	(10,910)
Other	47	598	152
Total revenues	45,342	77,250	47,299
Expenses:
Personnel expense	24,919	31,534	23,965
Business promotion	10,231	11,742	9,191
General, administrative and other	8,023	10,030	7,162
Accretion of contingent consideration	845	1,753	1,895
Change in fair value of contingent consideration	539	(4,424)	2,942
Total expenses	44,557	50,635	45,155
Operating income:	785	26,615	2,144
Other income (expense):
Net interest income (expense)	446	754	(101)
Change in fair value of long-term debt	(2,497)	(7,150)	—
Change in fair value of net trust assets	6,319	(2,913)	(627)
Total other (expense) income	4,268	(9,309)	(728)
Net earnings before income taxes	5,053	17,306	1,416
Income tax expense	426	365	435
Net earnings	$4,627	$16,941	$981

Diluted weighted average common shares	17,422	17,479	11,668
Diluted earnings per share	$0.29	$1.00	$0.08

Net earnings include certain fair value adjustments, which are non-cash items and are not related to current operating results.  Although we are required by GAAP to record these fair value adjustments, management believes Adjusted Operating Income as defined above is more useful to discuss the ongoing and future operations of the Company, shown in the table below:

	For the Three Months Ended
Adjusted Operating Income	March 31,	December 31,	March 31,
(in thousands, except share data)	2017	2016	2016
Net earnings:	$4,627	$16,941	$981
Total other (income) expense	(4,268)	9,309	728
Income tax expense	426	365	435
Operating income:	$785	$26,615	$2,144
Accretion of contingent consideration	845	1,753	1,895
Change in fair value of contingent consideration	539	(4,424)	2,942
Adjusted operating income	$2,169	$23,944	$6,981

Diluted weighted average common shares	17,422	17,479	11,668

Diluted adjusted operating income per share	$0.12	$1.37	$0.60

Adjusted Operating Income decreased to $2.2 million, or $0.12 per diluted common share, for the first quarter of 2017 as compared to $7.0 million, or $0.60 per diluted common share, in in the first quarter of 2016.  The decrease in operating income was primarily due to a decrease in gain on sale of loans of $16.6 million resulting from a 33% decrease in total originations volume (as discussed below).  With the higher interest rate environment subsequent to the U.S. Presidential election in mid-November, the previously anticipated drop in refinance volume was the primary reason for the decline in operating income in the first quarter of 2017. However, as a result of a higher volume of NonQM and government loans, gain on sale margins increased by 7 basis points (“bps”) to 236 bps in the first quarter of 2017, as compared to 229 basis points in the first quarter of 2016.  In the first quarter of 2017, NonQM and government originations represented approximately 39% of total originations, as compared to just 20% of total originations in the first quarter of 2016.

Selected Operational Data			%		%
(in millions)	3/31/2017	12/31/2016	Change	3/31/2016	Change
Mortgage Servicing Portfolio (UPB)	$13,241.9	$12,351.5	7%	$5,161.0	157%

As a result of the retention of servicing starting in 2016, the unpaid principal balance (“UPB”) of the Company’s mortgage servicing portfolio increased 157% to $13.2 billion as of March 31, 2017 from March 31, 2016.  The servicing portfolio generated net servicing income of $7.3 million in the first quarter of 2017, a 251% increase over the net servicing income of $2.1 million in the first quarter of 2016.  Additionally, delinquencies within the servicing portfolio remain low at 0.27% for 60+ delinquencies as of March 31, 2017.

The loss on mortgage servicing rights in the first quarter was primarily due to mark-to-market (“MTM”) changes from amortization of mortgage servicing rights (“MSR”) in the first quarter.

Selected Operational Data			%		%
(in millions)	Q1 2017	Q4 2016	Change	Q1 2016	Change
Retail Originations	$1,066.2	$2,250.4	-53%	$1,653.0	-35%
Correspondent Originations	$271.2	$539.9	-50%	$376.9	-28%
Wholesale Originations	$242.6	$320.3	-24%	$319.3	-24%
Total Originations	$1,580.0	$3,110.6	-49%	$2,349.2	-33%

During the first quarter of 2017, total originations decreased 33% to $1.6 billion as compared to $2.3 billion in the first quarter of 2016.  This decrease was caused by the previously anticipated drop in refinance volume as a result of rising interest rates at the end of last year and into the first quarter of 2017.

During the first quarter of 2017, the origination volume of NonQM loans increased to $184.3 million, as compared to just $289.6 million of NonQM production for all of 2016, and $86.3 million in the fourth quarter of 2016.  There was an increase in NonQM origination volume across all channels in the first quarter of 2017 with 40% of the volume from the retail channel and 60% from the wholesale and correspondent channels.  In the fourth quarter of 2016, retail originations only accounted for 12% of NonQM production, while wholesale and correspondent originations accounted for nearly 88% of NonQM production.

Additionally, in the first quarter of 2017, the Company’s government loan production increased to $428.4 million, as compared to $394.0 million in the first quarter of 2016.  NonQM mortgages are typically a higher margin product for the Company.

As of March 31, 2017, our locked pipeline, which represents mortgages we expect to close in the near future, was $553.1 million.  However, as of March 31, 2017, our NonQM pipeline had increased to approximately $201.8 million as compared to $147.9 million at December 31, 2016.

Summary Balance Sheet	March 31,	December 31,
(in thousands)	2017	2016
ASSETS
Cash	$19,531	$40,096
Mortgage loans held-for-sale	434,322	388,422
Finance receivables	37,556	62,937
Mortgage servicing rights	141,586	131,537
Securitized mortgage trust assets	3,911,676	4,033,290
Goodwill and intangibles	129,667	130,716
Deferred tax asset	24,420	24,420
Other assets	52,600	52,316
Total assets	$4,751,358	$4,863,734

LIABILITIES & STOCKHOLDERS’ EQUITY
Warehouse borrowings	$441,832	$420,573
Debt	110,144	102,082
Securitized mortgage trust liabilities	3,892,668	4,017,603
Contingent consideration	24,498	31,072
Other liabilities	46,019	61,364
Total liabilities	4,515,161	4,632,694
Total stockholders’equity	236,197	231,040
Total liabilities and stockholders’ equity	$4,751,358	$4,863,734

In April 2017, the Company completed a successful $56 million common stock registered direct offering.  The estimated net proceeds to the Company from the sale of the shares of common stock in the registered direct offering were approximately $55.4 million.  The Company intends to use the net proceeds to continue to expand its servicing portfolio and assist with the Company’s anticipated return to the securitization market with its rapidly growing NonQM production.  Additionally, the net proceeds provide the Company the ability to continue to expand into diversified income platforms and take advantage of strategic opportunities as they arise.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “We continue to see increased interest in NonQM loan products from both our investors and consumers.  Currently, with a pipeline of over $225 million of NonQM production, we have reached a monthly run rate of nearly $100 million.  We also continue to see more opportunities for increased efficiencies and process improvement through proprietary technology we are developing. “

Non-GAAP Financial Measures

This release contains operating income excluding changes in contingent consideration (Adjusted Operating Income) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods.  Adjusted Operating Income and Adjusted Operating Income per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted EPS prepared in accordance with GAAP.  The table below shows operating income per share excluding these items:

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Diluted earnings per share	$0.29	$1.00	$0.08
Adjustments:
Total other (expense) income (1)	(0.27)	0.50	0.07
Income tax expense	0.02	0.02	0.04
Accretion of contingent consideration	0.05	0.10	0.16
Change in fair value of contingent consideration	0.03	(0.25)	0.25

Diluted adjusted operating income per share	$0.12	$1.37	$0.60

(1)         Includes the add back of interest expense on the convertible notes, net of tax used to calculate diluted earnings using the if-converted method.

Conference Call

The Company will hold a conference call on May 10, 2017, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session.  To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 18688383, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”  “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  failure to achieve the benefits expected from the acquisition of the CCM operations, including an increase in origination volume generally, increase in each of our origination channels and ability to successfully use the marketing platform to expand volumes of our other loan products; successful development, marketing, sale and financing of new and existing financial products, including expansion of non-Qualified Mortgage originations and conventional and government loan programs; ability to successfully diversify our mortgage products; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Business Development & Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com